Exhibit 99.1

National CineMedia, Inc. Chief Financial Officer
Katie Scherping to Retire

CENTENNIAL, Colo. - December 19, 2019 - National CineMedia, Inc. (NASDAQ: NCMI) (“the Company” or “NCM”), the managing member and owner of 48.7% of National CineMedia, LLC (“NCM LLC”), the largest cinema advertising network in the U.S., announced today that Chief Financial Officer (CFO) Katie Scherping is retiring as CFO as of March 12, 2020. The Board of Directors has retained a national executive search firm to identify a new CFO to succeed her. Scherping will stay on as a consultant after March to support the transition to the new CFO.

“It has been my privilege to work with NCM to accomplish so many major initiatives for the company over the past several years,” Scherping noted. “It will be easier to go knowing that I leave our company in the very capable hands of our executive team, and I trust that they will successfully bring NCM into the next exciting phase of our company’s evolution.”

NCM CEO, Tom Lesinski added, “We will miss Katie’s leadership and passion for her work. She brings a valuable perspective to NCM’s executive leadership team and I look forward to working with Katie over the next several months for a smooth transition.”

About National CineMedia (NCM)
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. According to Nielsen, more than 750 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 57 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC. LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 21,000 screens in over 1,700 theaters in 189 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.7% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding, among other things, the timing of selection of Scherping’s successor as CFO, as well as the Company’s expected continued performance under new leadership. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties.

INVESTOR CONTACT:
Ted Watson
800-844-0935
investors@ncm.com

MEDIA CONTACT:
Amy Jane Finnerty
(212) 931-8117

amy.finnerty@ncm.com